KPMG LLP
345 Park Avenue
New York, NY 10154-0102

February 2, 2023

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for John Wiley & Sons, Inc. (the Company) and, under the date of June 24, 2022, we reported on the consolidated financial statements of the Company as of and for the years ended April 30, 2022 and 2021, and the effectiveness of internal control over financial reporting as of April 30, 2022. On January 30, 2023, we were notified that the auditor-client relationship with KPMG LLP will cease upon completion of the audits of the Company’s consolidated financial statements as of and for the year ended April 30, 2023, and the effectiveness of internal control over financial reporting as of April 30, 2023, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated February 2, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in the first paragraph about their process for determining the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2024 and we are not in a position to agree or disagree with the Company’s statements in 4.01(b).

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.